Carey G. Birmingham has served as our President, Chief Executive Officer, Chief Financial Officer and Director since we were reincorporated in Delaware in 1999, and is now an Executive-Vice President and a Director. Since 1996, Mr. Birmingham served as chairman and president of ITS Texas, as well as Pensar Technologies LLC. Mr. Birmingham was responsible for the formation and management of ITS Texas in September 1996, which was a development stage company. Prior to the formation of ITS Texas, Mr. Birmingham was also responsible for the formation of Pensar Technologies LLC in 1995, a start-up company created to design and market the technology known as the 2000S In-Circuit Test System. Mr. Birmingham was responsible, until October 23, 2003, for long-term strategic planning and all day-to-day administrative activities, including marketing, finance, profit and loss responsibility, building strategic alliances and developing sales . Mr. Birmingham will now assist the Company in its capital markets activities, strategic planning, and certain administrative activities, such as regulatory compliance, and sales and marketing.

During the past 14 years, in addition to his work in venture capital and individual investments, Mr. Birmingham had served in various capacities. From March 1982 through April 1984, Mr. Birmingham served as Asset Manager and Sr. Asset Manager for New York Life Insurance. Mr. Birmingham served as a Vice President for Unicorp American Corporation and Executive Vice President for Unicorp Property Management, a subsidiary, from May 1984 through November 1989. Mr. Birmingham served as a Portfolio Director for United Services Automobile Association (USAA) from 1990 through part of 1992. In addition, Mr. Birmingham served as a consultant for Fidelity Mutual Life Insurance and Mutual Benefit Life from 1992 through 1994. Mr. Birmingham has been responsible for the asset and property management of real estate portfolios valued in excess of $250 Million at New York Life, $300-$400 Million at Unicorp American, $200-$300
Million at USAA and approximately $300 -$400 million at Fidelity and Mutual Benefit Life. During his tenure with these companies, Mr. Birmingham generated gross sales proceeds of over $700 million from the sale of properties. Mr. Birmingham received a BA degree from New York University in 1980.

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